MMI PRODUCTS, INC. REPORTS SECOND QUARTER 2003 RESULTS

HOUSTON, TX, August 4, 2003 - MMI Products, Inc. ("MMI"), a leading manufacturer and distributor of products used in the commercial, infrastructure, and residential construction industries, today reported net sales of $135.1 million in the second quarter of 2003, 9% or $13.6 million less than in the second quarter of 2002. The impact of closing two welded wire mesh plants late in 2002, net of products sold from the plant acquired last December via the acquisition of Structural Reinforcement Products, Inc. ("SRP") represented $5.3 million of the second quarter sales difference. The remaining decrease in sales was primarily due to volume declines reflecting continued weakness in non-residential construction markets (of which a portion was weather related as rain plagued activity in the Northeast and Mid-Atlantic areas) and competitive pricing conditions. For the six month period ended June 28, 2003, net sales were $232.6 million, 12% or $32.0 million less than in the first half of 2002.

Income before Interest and Income Taxes for the second quarter ended June 28, 2002 was $4.8 million (EBITDA(1) of $7.7 million). Income before Interest and Income Taxes in the same quarter of 2002 was $14.7 million (EBITDA of $17.7 million). The reported Income before Interest and Income Taxes is net of approximately $1.1 million of costs and related expenses associated with plant closures and other initiatives that began in the fall of 2002 as part of the company's efforts to restructure its operations. In addition, a change in the method used to estimate the inventory cost basis for certain purchased and manufactured products reduced second quarter and first half profitability by $1.9 million and $0.7 million, respectively, from what profitability would have been had the previous method been employed. For the six month period ended June 28, 2003 Income before Interest and Income Taxes was $4.6 million (EBITDA of $10.5 million) as compared to $21.3 million (EBITDA of $27.2 million) in the first half of 2002. Interest expense has increased in 2003 primarily due to the additional debt incurred in acquiring SRP in December 2002.

Major factors in the decline in profitability in both the second quarter and first half of 2003 were the softness in market activity, certain sales price declines, raw material cost increases, and the costs involved with the restructuring of the business. These efforts are already providing cost savings estimated at $7 million on an annualized basis and additional cost savings initiatives are being implemented. The magnitude of the other factors, the softer market conditions and cost price pressures, are for the moment offsetting the cost saving initiatives.

MMI's excess availability under its revolving credit agreement has averaged over $30 million since the end of second quarter. Even at the profitability levels reported by MMI in recent quarters, adequate liquidity has been maintained as the credit line under the revolving credit facility has been increased and as capital lease financing has been obtained for important investments in machinery and equipment. The reported results have, however, resulted in MMI's not meeting a covenant in the debt agreements. MMI's lenders have been notified and discussions to resolve this issue are underway. Although no assurances can be provided, MMI expects to receive a waiver from its lenders based on the company's liquidity and its plan to maintain that liquidity even under difficult market conditions.

MMI's president and CEO, John Piecuch, stated:

Although the market environment remains difficult, as reflected in our results so far this year, the company continues to make progress in its overall rationalization program. The majority of the scheduled plant closings have been accomplished, the Structural Reinforcement Products company acquisition is basically fully integrated, the two new welding line investments are now operating and a number of organizational changes have been implemented. At the same time, we are continuing to introduce enhancements to our management processes and information systems. Market share improvement and cost reductions are the benefits we expected from these initiatives, and we are now beginning to demonstrate favorable trends.

Currently, our major operating issues are related to a lower volume market environment. Besides impacting plant operating efficiencies, it has become more difficult to offset escalating raw material price increases, most notably steel rod, through improved pricing in both our fence and concrete products businesses. Our efforts for the remainder of 2003 and 2004 will be directed towards offsetting these cost price pressures and by aggressively pursuing all avenues to reduce other costs and to enhance capacity utilization.

MMI PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	(In millions)
	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002
Net sales	$ 135.1	$ 148.7	$ 232.6	$ 264.6
Cost of sales	116.3	122.1	199.9	219.3
Gross profit	18.8	26.6	32.7	45.3
Selling, general and administrative expenses	12.9	11.8	26.3	24.0
Other expense	1.1	0.1	1.8	--
Income before interest and income taxes	4.8	14.7	4.6	21.3
Interest expense	6.7	6.4	13.6	12.7
Income (loss) before income taxes	(1.9)	8.3	(9.0)	8.6
Provision (benefit) for income taxes	0.4	3.2	(2.9)	3.3
Net income (loss)	$ (2.3)	$ 5.1	$ (6.1)	$ 5.3
Depreciation and amortization	$ 2.9	$ 3.0	$ 5.9	$ 5.9

SEGMENT REPORTING

	Three Months Ended		Six Months Ended
	(In millions)
	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002
Net sales:
Fence	$ 79.0	$ 87.2	$ 131.7	$ 150.3
Concrete Construction Products	56.1	61.5	100.9	114.3
Total	$ 135.1	$ 148.7	$ 232.6	$ 264.6

Gross profit:
Fence	$ 9.2	$ 14.8	$ 16.0	$ 24.7
Concrete Construction Products	9.6	11.8	16.7	20.6
Total	$ 18.8	$ 26.6	$ 32.7	$ 45.3

Income before interest and income taxes:
Fence	$ 1.3	$ 7.5	$ 0.6	$ 10.1
Concrete Construction Products	3.5	7.2	4.0	11.2
Total	$ 4.8	$ 14.7	$ 4.6	$ 21.3

Depreciation and amortization:
Fence	$ 1.0	$ 1.1	$ 2.0	$ 2.2
Concrete Construction Products	1.9	1.9	3.9	3.7
Total	$ 2.9	$ 3.0	$ 5.9	$ 5.9

EBITDA Reconciliation
Net Income (loss)	$ (2.3)	$ 5.1	$ (6.1)	$ 5.3
Add (deduct)
Depreciation	2.8	2.9	5.7	5.7
Amortization	0.1	0.1	0.2	0.2
Interest expense	6.7	6.4	13.6	12.7
Income tax provision (benefit)	0.4	3.2	(2.9)	3.3
EBITDA	$ 7.7	$ 17.7	$ 10.5	$ 27.2

(1) EBITDA is defined as the sum of income before interest, income taxes, depreciation and amortization. The Company believes that certain investors may find EBITDA to be a useful tool for measuring a company's ability to service its debt. EBITDA does not represent cash flows from operating activities, as defined by U.S. generally accepted accounting principles ("GAAP"), and is not a substitute for income before interest and income taxes as an indicator of operating performance. EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies.

In addition to the GAAP results provided throughout this press release, the Company has provided certain non-GAAP measurements. The Company believes that these non-GAAP measurements, viewed as a supplement to and not in lieu of the Company's reported GAAP results, provide useful information to investors and analysts regarding company performance. The Company has chosen to provide this information to investors and analysts to enable them to perform their analysis of past and present performance. A reconciliation to GAAP net income (loss) is provided in the tables of this press release. The measurements provided are consistent with the Company's historical financial reporting practices. The non-GAAP measures provided in this press release may not be comparable to similarly-titled measures presented by other companies.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with MMI's annual financial statements for the fiscal year ended December 28, 2002 included in the Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

Privately owned MMI manufactures chain link and ornamental iron fence and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its U.S. based service centers.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at (281) 876-0080.